Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

THIRD QUARTER 2012 FINANCIAL RESULTS

Cambridge, MA, November 7, 2012 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat debilitating and often fatal rare diseases, announced its financial results and business highlights for the third quarter and nine months ended September 30, 2012.

As previously announced, the U.S. Food and Drug Administration (FDA) held a meeting of the Endocrinologic and Metabolic Drugs Advisory Committee (EMDAC) on October 17, 2012, to review Aegerion’s New Drug Application (NDA) requesting approval to market lomitapide as an adjunct to a low-fat diet and other lipid-lowering therapies, with or without apheresis, to reduce LDL-C, total cholesterol, apolipoprotein B, and triglycerides in adults with homozygous familial hypercholesterolemia (HoFH). The EMDAC determined by a vote of 13 to 2 that Aegerion has presented sufficient safety and efficacy data to support marketing of lomitapide for this indication. The FDA is not bound by EMDAC’s recommendation, but will consider the committee’s recommendation as the agency completes its review of the lomitapide NDA.

“We have made great progress in advancing the global lomitapide development program,” said Marc D. Beer, Chief Executive Officer. “In October, we achieved a positive recommendation for approval of lomitapide by FDA’s Advisory Committee. Last week, the Lancet published the full 78 week data from Aegerion’s pivotal Phase III study of lomitapide. Finally, we continue to execute on our pre-launch initiatives, and to build our commercial resources in anticipation of potential FDA approval.”

Financial Results

For the third quarter ended September 30, 2012, net loss was $14.9 million, or $0.59 per share, compared with a net loss of $10.1 million, or $0.48 per share, for the same period in 2011. For the nine months ended September 30, 2012, net loss was $40.5 million, or $1.76 per share, compared with a net loss of $25.6 million, or $1.36 per share, for the same period in 2011.

Research and development expenses were $6.5 million for the quarter ended September 30, 2012, compared to $7.3 million for the same period in 2011. Research and development expenses were $16.6 million for the nine months ended September 30,

2012, compared to $16.1 million for the same period in 2011. The decrease in research and development expenses in the third quarter of 2012 over the comparable period in 2011 was primarily related to decreases in clinical trial expenses related to trials which had been substantially completed in 2011, offset in part by increases in costs associated with the Company’s ongoing lomitapide drug substance manufacturing validation campaign, and increased headcount required to support the Company’s regulatory and medical affairs activities. The increase in research and development expenses for the nine months ended September 30, 2012 over the nine months ended September 30, 2011 was primarily related to increases in headcount required to support the Company’s regulatory and medical affairs activities, and increases in costs associated with the Company’s ongoing drug substance manufacturing validation campaign, offset by decreases in clinical trial expenses related to trials which had been substantially completed in 2011.

General and administrative expenses were $8.2 million for the quarter ended September 30, 2012, compared to $3.3 million for the same period in 2011. General and administrative expenses were $21.0 million for the nine months ended September 30, 2012, compared to $9.6 million for the same period in 2011. The increases in general and administrative expenses in 2012 over the comparable periods in 2011 were primarily related to increased headcount to support potential commercial launch of lomitapide and in administrative functions.

Cash, cash equivalents and marketable securities totaled $95.5 million as of September 30, 2012, compared to $73.2 million as of December 31, 2011.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, November 7, 2012 at 8:30 a.m. EST. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (International callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for 90 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is an emerging biopharmaceutical company focused on the development and commercialization of novel, life-altering therapeutics to treat debilitating and often fatal rare diseases. The company’s lead drug candidate, lomitapide, is in late-stage development for the treatment of homozygous familial hypercholesterolemia (HoFH), a rare life-threatening disease characterized by severely elevated cholesterol levels.

Aegerion is motivated by its commitment to patients first, as well as its core values of integrity, innovation, responsibility to healthcare providers and development of employees, with a constant focus on scientific and clinical excellence. For more information, visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the potential for regulatory approval and launch of lomitapide. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that applicable regulatory authorities may ask for additional data, information or studies to be completed or provided prior to approval; the risk that the FDA may not agree with EMDAC’s recommendation; the risk that applicable regulatory authorities may not agree with our validation plan or may require additional work related to the commercial manufacturing process to be completed prior to approval or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; the risks that the applicable regulatory authorities may not be satisfied with the safety profile of lomitapide; and the risk that we do not receive approval of lomitapide on a timely basis or at all. For additional disclosure regarding these and other risks we face, see the disclosure contained in our public filings with the U.S. Securities and Exchange Commission (available on the SEC’s website at http://www.sec.gov), including the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Michael Lawless, VP, IR

(857) 242-5028

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from February 4, 2005 (inception) to September 30, 2012
	2012	2011	2012	2011
Operating Expenses:
Research and development	$6,521,634	$7,290,554	$16,605,646	$16,070,026	$90,905,907
General and administrative	8,163,160	3,271,184	21,022,059	9,622,254	59,533,652
Restructuring costs	986	—	1,377,709	—	2,289,683

Total operating expenses	14,685,780	10,561,738	39,005,414	25,692,280	152,729,242

Loss from operations	(14,685,780)	(10,561,738)	(39,005,414)	(25,692,280)	(152,729,242)
Interest expense	(205,269)	(334,692)	(732,494)	(779,022)	(8,744,040)
Interest income	45,900	27,673	115,053	165,369	3,040,765
Other income\(expense), net	(28,844)	748,259	(843,536)	748,259	(2,549,027)

Loss before income taxes	(14,873,993)	(10,120,498)	(40,466,391)	(25,557,674)	(160,981,544)
Benefit from income taxes	—	—	—	—	1,793,129

Net loss	(14,873,993)	(10,120,498)	(40,466,391)	(25,557,674)	(159,188,415)
Less: Accretion of preferred stock dividends and other deemed dividends	—	—	—	—	(23,663,413)

Net loss attributable to common stockholders	$(14,873,993)	$(10,120,498)	$(40,466,391)	$(25,557,674)	$(182,851,828)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.59)	$(0.48)	$(1.76)	$(1.36)

Weighted-average shares outstanding - basic and diluted	25,360,442	21,063,714	22,939,840	18,812,037

The Company has reclassified certain prior period amounts to conform to the current period presentation. In 2012, the Company began allocating certain overhead costs across its functional areas and as a result reclassified certain amounts in the prior year from general and administrative expenses to research and development expenses.

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2012	December 31, 2011

Cash, cash equivalents and marketable securities	$95,462,798	$73,162,767
Prepaid expenses and other current assets	1,379,998	913,845
Restricted cash	104,892	104,892
Property and equipment, net	738,148	526,353
Other assets	86,608	860,302

Total assets	$97,772,444	$75,568,159

Accounts payable and accrued expenses	$8,806,659	$7,525,386
Current portion of long-term debt	2,102,540	1,875,002
Long-term debt	8,424,443	8,124,998
Other noncurrent liabilities	144,527	841,432

Total liabilities	19,478,169	18,366,818
Total stockholders’ equity	78,294,275	57,201,341

Total liabilities and stockholders’ equity	$97,772,444	$75,568,159